SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



      Date of Report (Date of earliest event reported): September 22, 2000



                          SIGNAL APPAREL COMPANY, INC.
                          ----------------------------
             (Exact name of Registrant as specified in its charter)




       Indiana                      1-2782                      62-0641635
   (State or other                (Commission                (I.R.S. Employer
    jurisdiction                 File Number)               Identification No.)
  of incorporation)



34 Englehard Avenue, Avenel, New Jersey                        07001
(Address of principal executive offices)                      (zip code)


Registrant's telephone number, including area code (732) 382-2882







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Item 3. Bankruptcy or Receivership

     On September 22, 2000, Signal Apparel Company, Inc. (the "Company") issued a press release, a copy of which is attached hereto as Exhibit 99.1, announcing that on September 22, 2000 the Company filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the Bankruptcy Court for the Southern District of New York. The Company's Chapter 11 bankruptcy is proceeding as Case No. 00 B 14462 in the U.S. Bankruptcy Court for the Southern District of New York.


Item 5. Other Events

     Effective August 29, 2000, Henry Aaron resigned as a member of the Company's Board of Directors. Effective September 21, 2000, Messrs. Paul R. Greenwood and Stephen Walsh resigned from the Company's Board of Directors, and Mr. Walsh also resigned from his position as the Company's Chief Executive Officer. Additionally, Michael Harary resigned from his position as Executive Vice President of the Company effective September 21, 2000 and Zvi Ben-Haim resigned from his position as President of the Company effective October 4, 2000, with each claiming certain rights and remedies under his respective Employment Agreement based on (i) an alleged "financing default" under the Asset Purchase Agreement pursuant to which the Company acquired the business and assets of Tahiti Apparel, Inc. from Messrs. Ben-Haim and Harary and one other shareholder in March 1999 and (ii) an alleged constructive termination by the Company. Mr. Harary also resigned as a director of the Company effective September 29, 2000.

     Effective September 28, 2000, Donald R. Rose was elected by the Board of Directors to serve as an additional director of the Company.


Item 7. Exhibits

Exhibit 99.1   Press Release dated September 22, 2000.

Exhibit 99.2 Letter dated September 21, 2000 addressed to the Company from Mr. Michael Harary, resigning from his position as an executive officer and purporting to exercise certain rights under his Employment Agreement with the Company.

Exhibit 99.3 Letter dated October 4, 2000 addressed to the Company from Mr. Zvi Ben-Haim, resigning from his position as an executive officer and purporting to exercise certain rights under his Employment Agreement with the Company.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  October 9, 2000                      SIGNAL APPAREL COMPANY, INC.


                                            By:   /s/ Robert J. Powell
                                                ------------------------------
                                                Robert J. Powell
                                                Vice President,
                                                General Counsel & Secretary